                                                         Exhibit No. EX-99.17(b)

                               Montgomery Variable Series: Emerging Markets Fund

Prospectus

April 30, 2002

The Montgomery Funds III(SM)

MONTGOMERY VARIABLE SERIES: Emerging Markets Fund

The Montgomery Funds III has registered the mutual fund offered in this prospectus with the U.S. Securities and Exchange Commission (SEC). That registration does not imply, however, that the SEC endorses the Fund.

The SEC has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               Montgomery Variable Series: Emerging Markets Fund

-------------------------
   How to Contact Us
-------------------------

Montgomery Shareholder
Service Representatives:
800.572.FUND [3863]
Available 6:00 A.M. to 4:00 P.M.
Pacific time

Montgomery Web Site:
www.montgomeryasset.com

Address General
Correspondence to:
The Montgomery Funds III
101 California Street
San Francisco, CA
94111-9361

                               Montgomery Variable Series: Emerging Markets Fund

TABLE OF CONTENTS

Objective......................................................................
Principal Strategy.............................................................
Principal Risks................................................................
Past Fund Performance..........................................................
Fees and Expenses..............................................................
Portfolio Management...........................................................
     Management Fees and Operating Expense Limits..............................
Additional Investment Strategies and Related Risks.............................
     General...................................................................
     Mixed and Shared Funding..................................................
     The Euro: Single European Currency........................................
     Defensive Investments.....................................................
     Portfolio Turnover........................................................
     Index Information.........................................................
Financial Highlights...........................................................
Account Information............................................................
     How to Invest in the Fund.................................................
     How to Redeem an Investment in the Fund...................................
     Exchange Privileges and Restrictions......................................
     How Net Asset Value Is Determined.........................................
     Dividends and Distributions...............................................
     Effect of Distributions on the Fund's Net Asset Value.....................
     How to Avoid "Buying a Dividend"..........................................
     Taxation..................................................................
     Privacy Notice............................................................
     Our Partners..............................................................

                               Montgomery Variable Series: Emerging Markets Fund

This prospectus contains important information about the investment objectives, strategies and risks of the Montgomery Variable Series: Emerging Markets Fund, a series of The Montgomery Funds III, that you should know before you invest in the Fund. Please read it carefully and keep it on hand for future reference.

Please be aware that the Fund:

[X]  Is not a bank deposit

[X] Is not guaranteed, endorsed or insured by any financial institution or government entity such as the Federal Deposit Insurance Corporation (FDIC)

You should also know that you could lose money by investing in the Fund.

Shares of the Fund are sold only to insurance company separate accounts ("Accounts") to fund the benefits of variable life insurance policies or variable annuity contracts ("Variable Contracts") owned by their respective policy or contract holders and to qualified pension and retirement plans. References to shareholders or investors in this prospectus are to the Accounts or qualified pension and retirement plans. The variable annuity and variable life insurance contracts involve fees and expenses not described in this prospectus. Please refer to the prospectuses related to those contracts.

                               Montgomery Variable Series: Emerging Markets Fund

Montgomery Variable Series: Emerging Markets Fund

    Objective

    [X]  Long-term capital appreciation

Principal Strategy

Invests in companies based or operating primarily in developing economies throughout the world.

Under normal conditions, the Fund invests primarily in the stocks of companies of any size based in the world's developing economies. The Fund typically maintains investments in at least six countries at all times, with no more than 35% of its assets in any single one of them. These may include:

[X] Latin America: Argentina, Brazil, Chile, Colombia, Costa Rica, Jamaica, Mexico, Peru, Trinidad and Tobago, Uruguay and Venezuela

[X] Asia: Bangladesh, China/Hong Kong, India, Indonesia, Malaysia, Pakistan, the Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam

[X] Europe: Czech Republic, Greece, Hungary, Kazakhstan, Poland, Portugal, Romania, Russia, Slovakia, Slovenia, Turkey and Ukraine

[X]  The Middle East: Israel and Jordan

[X] Africa: Egypt, Ghana, Ivory Coast, Kenya, Morocco, Nigeria, South Africa, Tunisia and Zimbabwe

The Fund's strategy combines in-depth financial review with on-site analysis of companies, countries and regions to identify potential investments. The portfolio managers and analysts frequently travel to the emerging markets to gain firsthand insight into the economic, political and social trends that affect investments in those countries. The Fund allocates its assets among emerging countries with stable or improving macroeconomic environments and invests in companies within those countries that the portfolio managers believe have high capital appreciation potential. The portfolio managers strive to keep the Fund well diversified across individual stocks, industries and countries to reduce its overall risk.

Principal Risks

By investing in stocks, the Fund may expose you to certain risks that could cause you to lose money, particularly a decline in a holding's share price or an overall decline in the stock market. In addition, the risks of investing in emerging markets are considerable. Emerging stock markets tend to be much more volatile than the U.S. market due to relative immaturity and occasional instability. Some emerging markets restrict the flow of money into or out of their stock markets and impose restrictions on foreign investors. These markets tend to be less liquid and offer less regulatory protection for investors. The economies of emerging countries may be based on only a few industries or on revenue from particular commodities and international aid. Most of the foreign securities in which the Fund invests are denominated in foreign currencies, whose values may decline against the U.S. dollar.

                               Montgomery Variable Series: Emerging Markets Fund

Past Fund Performance The bar chart below shows the risks of investing in the Fund and how the Fund's total return has varied from year to year. The table immediately below the bar chart shows the risks of investing in the Fund by comparing the Fund's performance with a commonly used index for its market segment. Fees and expenses involved with variable annuity and variable life insurance contracts are not included in the Fund's total return. The Fund's total return would be lower if those fees and expenses were included. Of course, past performance is no guarantee of future results.

                                     [GRAPH]

   1997         1998        1999        2000         2001
-------------------------------------------------------------------------------------------------------------------
                                                                 During the five-year period described in the
                                                                 bar chart to the left, the Fund's best quarter
-------------------------------------------------------------    was Q4 1999 (+34.75%) and its worst quarter
                                                                 was Q3 2001 (-23.90%).

-------------------------------------------------------------------------------------------------------------------
  -0.58%       -37.53%     64.81%      -28.55%     -6.96%

2002 Return Through 3/31/02:  9.97%                    Average Annual Returns Through 12/31/01
Montgomery Variable Series: Emerging Markets Fund     -6.96%         -7.41%              -5.25%
MSCI Emerging Markets Free Index**                    -2.37%         -5.74%              -5.03%*
--------------------------------------------------------------------------------------------------------
*   Calculated from 1/31/96.                          1 Year          5 Years       Inception (2/2/96)
**  See page 9 for a description of this index.

Fees and Expenses

The following table shows the fees and expenses you may pay if you buy and hold shares of the Fund. Montgomery does not impose any front-end or deferred sales loads and does not charge shareholders for exchanging shares or reinvesting dividends.

Shareholder Fees (fees paid directly from your investment)
    Redemption Fee                                                                       0.00%
Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
    Management Fee                                                                       1.25%
    Distribution/Service (12b-1) Fee                                                     0.00%
    Other Expenses                                                                       0.42%
----------------------------------------------------------------------------------------------
Total Annual Fund Operating Expenses                                                     1.67%

Example of Fund expenses: This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The table below shows what you would pay in expenses over time, whether or not you sold your shares at the end of each period. It assumes a $10,000 initial investment, 5% total return each year and no changes in expenses. This example is for comparison purposes only. It does not necessarily represent the Fund's actual expenses or returns.

 1 Year      3 Years     5 Years      10 Years
----------------------------------------------
  $169        $526        $907         $1,976

PORTFOLIO MANAGEMENT
Josephine Jimenez, CFA
Frank Chiang                                        For financial highlights
For more details see page 7.                        see page 10

                               Montgomery Variable Series: Emerging Markets Fund

Portfolio Management

The investment manager for the Fund is Montgomery Asset Management, LLC. Founded in 1990, Montgomery Asset Management is a subsidiary of Commerzbank AG, one of the largest publicly held commercial banks in Germany. As of March 31, 2002, Montgomery Asset Management managed approximately $2.5 billion on behalf of some 150,000 individual investors.

Montgomery Variable Series: Emerging Markets Fund

JOSEPHINE JIMENEZ

.. Montgomery Variable Series: Emerging Markets Fund

CFA, Senior Portfolio Manager. Ms. Jimenez joined Montgomery in 1991 to launch the firm's emerging markets discipline and has managed the Montgomery Variable
Series: Emerging Markets Fund since it launched in 1996. Prior to joining Montgomery, Ms. Jimenez was a portfolio manager at Emerging Markets Investors Corporation. From 1981 through 1988, she analyzed U.S. equity securities, first at Massachusetts Mutual Life Insurance Company, then at Shawmut Corporation. She received a Master of Science degree from the Massachusetts Institute of Technology and a Bachelor of Science degree from New York University.

FRANK CHIANG

.. Montgomery Variable Series: Emerging Markets Fund

Portfolio Manager. Mr. Chiang joined Montgomery in 1996 and has managed the Montgomery Variable Series: Emerging Markets Fund since its inception in 1996. From 1993 to 1996, he was with TCW Asia Ltd., Hong Kong, where he was a managing director and portfolio manager responsible for TCW's Asian Equity strategy. Prior to that he was associate director and portfolio manager for Wardley Investment Services, Hong Kong, where he created and managed three dedicated China funds. Mr. Chiang has a Bachelor of Science degree in Physics and Mathematics from McGill University in Montreal, Canada, and a Master of Business Administration and Finance degree from New York University. He is fluent in three Chinese dialects: Mandarin, Shanghainese and Cantonese.

Management Fees and Operating Expense Limits

The table below shows the management fee rate actually paid to Montgomery Asset Management over the past fiscal year and the contractual limits on total operating expenses for the Fund. The management fee amount shown may vary from year to year, depending on actual expenses. Actual fee rates may differ from the contractual rates to the extent Montgomery recouped previously deferred fees during the fiscal year.

                               Lower of Total Expense Limit or Actual Total
         Management Fees                       Expenses
          (annual rate)                      (annual rate)
              1.25%                              1.67%

                               Montgomery Variable Series: Emerging Markets Fund

ADDITIONAL INVESTMENT STRATEGIES AND RELATED RISKS

General

Currently, the Fund invests at least 65% of its assets in the type of investment suggested by its name. Effective July 31, 2002, the Fund will increase this percentage to 80% to comply with SEC rules.

Mixed and Shared Funding

Shares of the Fund are sold to insurance company separate accounts that fund both variable life insurance contracts and variable annuity contracts (as well as to qualified pension and retirement plans). This is referred to as "mixed funding." In addition, shares of the Fund are sold to separate accounts of more than one insurance company. This is referred to as "shared funding." At this time the Fund does not foresee any disadvantage to any of the Fund's shareholders resulting from either mixed or shared funding. The Board of Trustees, however, will continue to review the Fund's mixed and shared funding to determine whether disadvantages to any shareholders could develop.

The Euro: Single European Currency

On January 1, 1999, the European Union (EU) introduced a single European currency called the euro. Eleven of the 15 EU members have begun to convert their currencies to the euro: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain (leaving out Britain, Sweden, Denmark and Greece). For the last three years, the euro has been be a phantom currency (only an accounting entry). Euro notes and coins began circulating in 2002.

Although the introduction of the euro has occurred, the following uncertainties will continue to exist for some time:

[_] Whether the payment, valuation and operational systems of banks and financial institutions can operate reliably

[_] The applicable conversion rate for contracts stated in the national currency of an EU member

[_] How clearing and settlement systems needed to process transactions reliably will work

[_] What the effects of the euro on European financial and commercial markets will be

[_]  How new legislation and regulations will affect euro-related issues

These and other factors could cause market disruptions and affect the value of your shares if the Fund invests in companies that conduct business in Europe. Montgomery and its key service providers have taken steps to address euro-related issues, but there can be no assurance that these efforts will be sufficient.

Defensive Investments

At the discretion of its portfolio managers, the Fund may invest up to 100% of its assets in cash for temporary defensive purposes. Although the Fund is not required or expected to take such a defensive posture, such an unlikely stance may help the Fund minimize or avoid losses during adverse market, economic or political conditions. During such a period, the Fund may not achieve its investment objective. For example, should the market advance during this period, the Fund may not participate as much as it would have if it had been more fully invested.

Portfolio Turnover

The Fund's portfolio managers will sell a security when they believe it is appropriate to do so, regardless of how long the Fund has owned that security. Buying and selling securities generally involve some

                               Montgomery Variable Series: Emerging Markets Fund

expense to the Fund, such as commission paid to brokers and other transaction costs. By selling a security, the Fund may realize taxable capital gains that it will subsequently distribute to shareholders. Generally speaking, the higher the Fund's annual portfolio turnover, the greater its brokerage costs and the greater the likelihood that it will realize taxable capital gains. Increased brokerage costs may adversely affect the Fund's performance. Also, unless you are a tax-exempt investor or you purchase shares through a tax-deferred account, the distribution of capital gains may affect your after-tax return. Annual portfolio turnover of 100% or more, as is expected for the Fund, is considered high. See "Financial Highlights" on page 10, for the Fund's historical portfolio turnover.

Index Information

     .    The Morgan Stanley Capital International (MSCI) Emerging Markets Free
     Index is an unmanaged, capitalization-weighted composite index that covers individual securities within the equity markets of approximately 25 emerging markets countries.

                               Montgomery Variable Series: Emerging Markets Fund

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund's performance for the periods shown. The following selected per-share data and ratios for the periods ended December 31, 2001, December 31, 2000, December 31, 1999, December 31, 1998, and December 31, 1997, were audited by PricewaterhouseCoopers LLP. Their February 8, 2002, February, 9, 2001, February 4, 2000, February 12, 1999, and February 11, 1998, opinion letters appear in the 2001, 2000, 1999, 1998 and 1997 Annual Reports of the Fund, respectively. The total return figures in the table represent the rate an investor would have earned (or lost) on an investment in the Fund, assuming reinvestment of all dividends and distributions.

-------------------------------------------------------------------------------------------------------------------------
                                                                         MONTGOMERY VARIABLE SERIES:
                                                                            EMERGING MARKETS FUND
-------------------------------------------------------------------------------------------------------------------------
SELECTED PER-SHARE DATA FOR
THE YEAR OR PERIOD ENDED DECEMBER 31:                     2001         2000         1999         1998         1997
Net Asset Value - Beginning of Period                   $   7.76     $  10.86     $   6.59     $  10.57     $  10.65
Net investment income/(loss)                               (0.08)       (0.03)        0.02         0.01         0.02
Net realized and unrealized gain/(loss) on investments     (0.62)       (3.07)        4.25        (3.98)       (0.08)
Net increase/(decrease) in net assets
  resulting from investment operations                     (0.54)       (3.10)        4.27        (3.97)       (0.06)

Distributions to shareholders:
    Dividends from net investment income                      --           --        (0.00)@      (0.01)       (0.02)
Total distributions:                                          --           --        (0.00)       (0.01)       (0.02)
Net Asset Value - End of Period                         $   7.22     $   7.76     $  10.86     $   6.59     $  10.57
Total Return*                                              (6.96)%     (28.55)%      64.81%      (37.53)%      (0.58)%
-------------------------------------------------------------------------------------------------------------------------
Ratios to Average Net Assets/Supplemental Data:
Net assets, end of period (in 000s)                     $100,899     $100,730     $131,197     $ 72,323     $114,837
Ratio of net investment income/(loss) to
  average net assets                                        1.19%       (0.34)%       0.20%        0.67%        0.63%

Net investment income/(loss) before deferral of fees
  by Manager                                            $   0.08     $  (0.03)    $   0.02     $   0.01     $   0.02
Portfolio turnover rate                                      118%         103%         124%         112%          71%
Expense ratio including interest and tax expenses           1.67%        1.81%        1.65%        1.80%        1.76%

Expense ratio before deferral of fees by Manager,
  including interest and tax expenses                       1.67%        1.81%        1.65%          --         1.81%
Expense ratio excluding interest and tax expenses           1.59%        1.56%        1.62%        1.75%        1.75%
-------------------------------------------------------------------------------------------------------------------------

* Total return represents aggregate total return for the periods indicated. @ Amount represents less than $0.01.

                               Montgomery Variable Series: Emerging Markets Fund

ACCOUNT INFORMATION

How to Invest in the Fund

The Trust offers shares of the Fund, without sales charge, at their next-determined net asset value after receipt of an order with payment only, by one of the insurance companies for the Accounts (to fund benefits under variable life insurance contracts and variable annuity contracts) or by a qualified pension or retirement plan.

How to Redeem an Investment in the Fund

The Trust redeems shares of the Fund on any day that the New York Stock Exchange
(NYSE) is open for trading. The redemption price is the net asset value per share next determined after the shares are validly tendered for redemption by the Accounts, or by the trustee in the case of qualified pension and retirement plans.

Exchange Privileges and Restrictions

Shares of the Fund may be exchanged for shares of another series of the Trust on the basis of their relative net asset values (with no sales charge or exchange fee) next determined after the time of the request by an Account or by a qualified pension or retirement plan, subject to the terms of the Account or plan. Holders of Variable Contracts should refer to the prospectuses related to their contracts with regard to their exchange privileges.

How Net Asset Value Is Determined

How and when we calculate the Fund's price or net asset value (NAV) determines the price at which you will buy or sell shares. We calculate the Fund's NAV by dividing the total value of its assets by the number of outstanding shares. We base the value of the Fund's investments on their market value, usually the last price reported for each security before the close of market that day. A market price may not be available for securities that trade infrequently. Occasionally, an event that affects a security's value may occur after the market closes. This is more likely to happen with foreign securities traded in foreign markets that have different time zones than in the United States. Major developments affecting the prices of those securities may occur after the foreign markets in which such securities trade have closed but before the Fund calculates its NAV. In this case, Montgomery, subject to the supervision of the Fund's Board of Trustees or Pricing Committee, will make a good-faith estimate of the security's "fair value," which may be higher or lower than the security's closing price in its relevant market.

We calculate the Fund's NAV after the close of trading on the NYSE every day the NYSE is open. We do not calculate NAVs on days that the NYSE is closed for trading. An exception applies as described below. Additionally, the Fund may, but does not expect to, determine the NAV of its shares on any day the NYSE is not open for trading if there is sufficient trading in its portfolio securities on such days. If we receive your order by the close of trading on the NYSE, you can purchase shares at the price calculated for that day. The NYSE usually closes at 4:00 P.M. eastern time on weekdays, except for holidays. If your order is received after the NYSE has closed, your shares will be priced at the next NAV we determine after receipt of your order. More details about how we calculate the Fund's NAV are in the Statement of Additional Information (SAI).

Foreign Funds. The Fund invests in securities denominated in foreign currencies and traded on foreign exchanges. To determine their value, we convert their foreign-currency price into U.S. dollars by using the exchange rate last quoted by a major bank. Exchange rates fluctuate frequently and may affect the

                               Montgomery Variable Series: Emerging Markets Fund

U.S. dollar value of foreign-denominated securities, even if their market price does not change. In addition, some foreign exchanges are open for trading when the U.S. market is closed. As a result, the Fund's foreign securities--and its price--may fluctuate during periods when you can't buy, sell or exchange shares in the Fund.

Dividends and Distributions

The Fund distributes substantially all of its net investment income and net capital gains to shareholders each year. The amount and frequency of Fund distributions are not guaranteed and are at the discretion of the Board. Currently, the Fund intends to distribute according to the following schedule:

                                       INCOME DIVIDENDS                    CAPITAL GAINS
Montgomery Variable        Declared and paid in the last quarter   Declared and paid in the last
Series: Emerging Markets   of each calendar year*                  quarter of each calendar year*
Fund

*Following its fiscal year end (December 31), the Fund may make additional distributions to avoid the imposition of a tax.

Unless the Fund is otherwise instructed, all dividends and other distributions will be reinvested automatically in additional shares of the Fund and credited to the shareholder's account at the closing net asset value on the reinvestment date.

Effect of Distributions on the Fund's Net Asset Value

Distributions are paid to you as of the record date of a distribution of the Fund, regardless of how long you have held the shares. Dividends and capital gains awaiting distribution are included in the Fund's daily net asset value. The share price of a Fund drops by the amount of the distribution, net of any subsequent market fluctuations. For example, assume that on December 31 the Fund declared a dividend in the amount of $0.50 per share. If the Fund's share price was $10.00 on December 30, the Fund's share price on December 31 would be $9.50, barring market fluctuations.

How to Avoid "Buying a Dividend"

If you plan to purchase shares in the Fund, check if it is planning to make a distribution in the near future. Here's why: If you buy shares of the Fund just before a distribution, you'll pay full price for the shares but receive a portion of your purchase price back as a taxable distribution. This is called "buying a dividend." Unless you hold the Fund in a tax-deferred account, you will have to include the distribution of your gross income for tax purposes, even though you may not have participated in the increase of the Fund's appreciation.

Taxation

The Fund has elected and intends to continue to qualify to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for each taxable year by complying with all applicable requirements regarding the source of its income, the diversification of its assets and the timing of its distributions. Accordingly, the Fund's policy is to distribute to its shareholders all of its investment company taxable income and any net realized capital gains for each fiscal year in a manner that would not subject the Fund to any federal income tax or excise taxes based on net income. The Fund is also required to satisfy diversification requirements of the Investment Company Act and Section 817(h) of the Code, which allows only Accounts and qualified pension and retirement plans to be shareholders of the Fund. Failure to comply with Section 817(h) could result in taxation of the insurance company and

                               Montgomery Variable Series: Emerging Markets Fund

immediate taxation of the owners of Variable Contracts to the full extent of appreciation under the contracts. See the SAI for more information.

Holders of Variable Contracts should refer to the prospectuses relating to their contracts regarding the federal income-tax treatment of ownership of such contracts.

Privacy Notice

The Montgomery Funds may collect or capture nonpublic information about you from the following sources:

.. The Montgomery Funds New Account application or other forms;

.. Oral conversations with our representatives;

.. Your transactions with us; and

.. Electronic sources such as our Web sites or e-mails.

We do not disclose any nonpublic personal information about our customers or former customers to non-affiliated third parties without the customer's authorization, except as permitted by law or in response to inquiries from governmental authorities. We restrict access to your personal and account information to those employees who need to know that information to provide products and services to you. We also may disclose that information to unaffiliated third parties (such as the transfer agent or brokers) only as permitted by law and only as needed for us to provide agreed services to you. We maintain physical, electronic and procedural safeguards to guard your nonpublic personal information.

Our Partners

As a Montgomery shareholder, you may see the names of our partners on a regular basis. We all work together to ensure that your investments are handled accurately and efficiently.

DST Systems, Inc., located in Kansas City, Missouri, is the Fund's Master Transfer Agent who performs certain recordkeeping and accounting functions for the Fund.

State Street Bank and Trust Company (formerly Investors Fiduciary Trust Company), also located in Kansas City, Missouri, assists DST Systems, Inc., with certain recordkeeping and accounting functions for the Fund.

                               Montgomery Variable Series: Emerging Markets Fund

You can find more information about the investment policies of the Montgomery Variable Series: Emerging Markets Fund in the SAI, which is incorporated by reference into this prospectus and is available free of charge.

To request a free copy of the SAI, call us at 800.572.FUND [3863]. You can review and copy further information about the Fund, including the SAI, at the Securities and Exchange Commission's (SEC's) Public Reference Room in Washington, D.C. To obtain information on the operation of the Public Reference Room, please call 202.942.8090. Reports and other information about the Fund are available at the SEC's Web site at www.sec.gov. You can also obtain copies of this information, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, Washington, D.C., 20549-6009, or e-mailing the SEC at publicinfo@sec.gov.

You can also find further information about the Fund in our annual and semiannual shareholder reports, which discuss the market conditions and investment strategies that significantly affected the Fund's performance during its most recent fiscal period. To request a free copy of the most recent annual or semiannual report, please call us at 800.572.FUND [3863], option 3.

Corporate Headquarters:
The Montgomery Funds III
101 California Street
San Francisco, CA 94111-9361

---------------------------
    800.572.FUND [3863]
  www.montgomeryasset.com
---------------------------


                                 SEC File No.: The Montgomery Funds III 811-8782

                                                    Funds Distributor, Inc. 4/02

                                                                     Rule 497(e)
                                                 File Nos. 33-84450 and 811-8782

                            The Montgomery Funds III

                    Supplement dated December 11, 2002 to the
                                Prospectus of the
                Montgomery Variable Series: Emerging Markets Fund
                              dated April 30, 2002

The Board of Trustees of The Montgomery Funds III has preliminarily determined that Gartmore Global Partners, a member of Gartmore Group, the global asset management arm of Nationwide(R) Mutual Insurance Company, or one of its advisory affiliates ("Gartmore"), will assume portfolio management of the Montgomery Variable Series: Emerging Markets Fund.

Gartmore's assumption of management responsibility for the Fund is expected to occur in January 2003, subject to further review and approval by the Board of Trustees of The Montgomery Funds and to the satisfactory completion of due diligence by Gartmore. Gartmore is an experienced investment adviser and, together with its affiliated advisers, collectively manages approximately $72 billion in institutional and mutual fund assets.

Shareholders will receive more detailed information in the next several weeks and, if the necessary approvals of the arrangements described above are obtained as currently expected, a proxy statement seeking shareholder approval of the proposed changes (which may involve reorganization into a Gartmore-managed fund) will be sent to shareholders sometime in January or February of 2003.

Should the management change and reorganization occur, it is expected that shareholder servicing and fund administration responsibilities would be transferred to affiliates of Gartmore over the next few months. The transfer of these responsibilities is expected to be completed by the end of the second quarter of 2003.

The Trustees and Montgomery Asset Management, LLC ("MAM"), the current investment adviser to the Fund, are working together with Gartmore to ensure continuity of fund administration and shareholder servicing throughout the transition period.

F. Scott Tuck has resigned as a Trustee of The Montgomery Funds. Mr. Tuck continues to serve as Chairman and Chief Executive Officer of MAM.

                                                                     Rule 497(e)
                                                 File Nos. 33-84450 and 811-8782

                            The Montgomery Funds III

                    Supplement dated January 22, 2002 to the
                                Prospectus of the
                Montgomery Variable Series: Emerging Markets Fund
                              dated April 30, 2002

Effective as of January 20, 2003, the Board of Trustees of The Montgomery Funds III has appointed:

..    Gartmore Global Asset Management Trust ("GGAMT"), a member of the Gartmore
     Group, the global asset management arm of Nationwide(R)Mutual Insurance Company, as the interim investment adviser to the Montgomery Variable
     Series: Emerging Market Fund (the "Fund"); and
..    Gartmore Global Partners ("GGP"), another member of the Gartmore Group (GGP and GGAMT are collectively referred to herein as "Gartmore"), as the interim subadviser to the Fund.

Gartmore is an experienced investment adviser and, together with its affiliated advisers, collectively manages approximately $72 billion in institutional and mutual fund assets. Information regarding the new portfolio managers of the Fund is listed below.

In the next few months, the shareholders of the Fund will receive a proxy statement seeking their approval of new investment advisory arrangements and the reorganization of the Fund into a similar Gartmore-managed fund.

Should the Fund's reorganization be approved by shareholders, it is expected that administration responsibilities for the Fund will be transferred to affiliates of Gartmore. The transfer of these responsibilities is expected to occur by the end of the second quarter of 2003.

The Board of Trustees and Montgomery Asset Management, LLC, are working with Gartmore and its affiliates to ensure continuity of fund administration and shareholder servicing throughout this transition period.

New Portfolio Management Personnel

Effective January 20, 2003, the following personnel began managing the assets of the Fund. Their investment backgrounds are set forth below.

     Philip Ehrmann

     Mr. Ehrmann leads the Pacific and Emerging Markets team at Gartmore and has been with Gartmore since 1995. He co-manages two Gartmore Emerging Markets Funds. Prior to joining Gartmore, Mr. Ehrmann was Director of Emerging Markets for Invesco. Mr. Ehrmann is a graduate of the London School of Economics, where he specialized in Economics, Industry and Trade.

                                                                     Rule 497(e)
                                                 File Nos. 33-84450 and 811-8782

     Chris Palmer

     Mr. Palmer joined Gartmore in 1995 and is a senior investment manager. Mr. Palmer co-manages with Mr. Ehrmann two Gartmore Emerging Markets Funds. Mr. Palmer has a B.A. degree from Colgate University and an M.B.A. degree from New York University.

Additional Information

GGAMT and GGP are located at 1200 River Road, Conshohocken, PA 19428.

                                                                     Rule 497(e)
                                                 File Nos. 33-84450 and 811-8782

                            The Montgomery Funds III

                    Supplement dated December 11, 2002 to the
                                Prospectus of the
                Montgomery Variable Series: Emerging Markets Fund
                              dated April 30, 2002

The Board of Trustees of The Montgomery Funds III has preliminarily determined that Gartmore Global Partners, a member of Gartmore Group, the global asset management arm of Nationwide(R) Mutual Insurance Company, or one of its advisory affiliates ("Gartmore"), will assume portfolio management of the Montgomery Variable Series: Emerging Markets Fund.

Gartmore's assumption of management responsibility for the Fund is expected to occur in January 2003, subject to further review and approval by the Board of Trustees of The Montgomery Funds and to the satisfactory completion of due diligence by Gartmore. Gartmore is an experienced investment adviser and, together with its affiliated advisers, collectively manages approximately $72 billion in institutional and mutual fund assets.

Shareholders will receive more detailed information in the next several weeks and, if the necessary approvals of the arrangements described above are obtained as currently expected, a proxy statement seeking shareholder approval of the proposed changes (which may involve reorganization into a Gartmore-managed fund) will be sent to shareholders sometime in January or February of 2003.

Should the management change and reorganization occur, it is expected that shareholder servicing and fund administration responsibilities would be transferred to affiliates of Gartmore over the next few months. The transfer of these responsibilities is expected to be completed by the end of the second quarter of 2003.

The Trustees and Montgomery Asset Management, LLC ("MAM"), the current investment adviser to the Fund, are working together with Gartmore to ensure continuity of fund administration and shareholder servicing throughout the transition period.

F. Scott Tuck has resigned as a Trustee of The Montgomery Funds. Mr. Tuck continues to serve as Chairman and Chief Executive Officer of MAM.

                                                                     Rule 497(e)
                                                 File Nos. 33-84450 and 811-8782

                            The Montgomery Funds III

                    Supplement dated January 22, 2002 to the
                                Prospectus of the
                Montgomery Variable Series: Emerging Markets Fund
                              dated April 30, 2002

Effective as of January 20, 2003, the Board of Trustees of The Montgomery Funds III has appointed:

..    Gartmore Global Asset Management Trust ("GGAMT"), a member of the Gartmore
     Group, the global asset management arm of Nationwide(R)Mutual Insurance Company, as the interim investment adviser to the Montgomery Variable
     Series: Emerging Market Fund (the "Fund"); and
..    Gartmore Global Partners ("GGP"), another member of the Gartmore Group (GGP and GGAMT are collectively referred to herein as "Gartmore"), as the interim subadviser to the Fund.

Gartmore is an experienced investment adviser and, together with its affiliated advisers, collectively manages approximately $72 billion in institutional and mutual fund assets. Information regarding the new portfolio managers of the Fund is listed below.

In the next few months, the shareholders of the Fund will receive a proxy statement seeking their approval of new investment advisory arrangements and the reorganization of the Fund into a similar Gartmore-managed fund.

Should the Fund's reorganization be approved by shareholders, it is expected that administration responsibilities for the Fund will be transferred to affiliates of Gartmore. The transfer of these responsibilities is expected to occur by the end of the second quarter of 2003.

The Board of Trustees and Montgomery Asset Management, LLC, are working with Gartmore and its affiliates to ensure continuity of fund administration and shareholder servicing throughout this transition period.

New Portfolio Management Personnel

Effective January 20, 2003, the following personnel began managing the assets of the Fund. Their investment backgrounds are set forth below.

     Philip Ehrmann

     Mr. Ehrmann leads the Pacific and Emerging Markets team at Gartmore and has been with Gartmore since 1995. He co-manages two Gartmore Emerging Markets Funds. Prior to joining Gartmore, Mr. Ehrmann was Director of Emerging Markets for Invesco. Mr. Ehrmann is a graduate of the London School of Economics, where he specialized in Economics, Industry and Trade.

                                                                     Rule 497(e)
                                                 File Nos. 33-84450 and 811-8782

     Chris Palmer

     Mr. Palmer joined Gartmore in 1995 and is a senior investment manager. Mr. Palmer co-manages with Mr. Ehrmann two Gartmore Emerging Markets Funds. Mr. Palmer has a B.A. degree from Colgate University and an M.B.A. degree from New York University.

Additional Information

GGAMT and GGP are located at 1200 River Road, Conshohocken, PA 19428.